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                                                                   EXHIBIT 99.2

                  NOVEN DELAYS FILING OF NEW DRUG APPLICATION
                     FOR TRANSDERMAL METHYLPHENIDATE SYSTEM


MIAMI, FL - April 2, 2001 - Noven Pharmaceuticals, Inc. (Nasdaq: NOVN) announced today that a preliminary analysis of Phase III clinical study data for its transdermal methylphenidate system suggests that a supplemental clinical study will be required to support the filing of a New Drug Application
(NDA). As a result, Noven expects that the NDA filing will be delayed. Results of the Phase III study remained blinded and sealed until March 28, and Noven is in the process of analyzing the results in preparation for a meeting with the Food and Drug Administration (FDA) in the latter half of April to discuss the study and Noven's NDA strategy.

"We have great confidence in the safety and effectiveness of our methylphenidate patch," said Anthony de Padova, M.D., Noven's Vice President, Clinical Research and Regulatory Affairs. "The preponderance of our Phase III data, and all of our prior clinical data, were highly successful. One aspect of the Phase III study, however, was unsuccessful. Our analysis of the information suggests that one additional study may be necessary, and we will be discussing this with the FDA later this month."

Robert C. Strauss, Noven's President, CEO and Co-Chairman, added: "We had planned to file our NDA late in the second quarter of 2001. Based on our early analysis and subject to our discussions with the FDA, that filing will be delayed by six to twelve months. Going


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forward, we expect to complete our analysis of the data, discuss our findings and strategy with the FDA, and undertake an additional study and/or data re-analysis for incorporation into our NDA. We remain highly confident in this important new therapy."

In separate news released concurrently, Noven announced that Novogyne Pharmaceuticals, Noven's women's health joint venture with Novartis, has acquired the U.S. rights to Noven's CombiPatch(TM), the only combination estrogen/progestin patch approved in the U.S. The Novogyne sales force now sells both the smallest estrogen patch in the world, and the only combination hormone replacement patch in the country.

Mr. Strauss added: "We had hoped to add both CombiPatch and our methylphenidate patch to our existing base of growth drivers. As it stands, growth in 2002 will continue to be driven by increasing CombiPatch and Vivelle-Dot sales by Novogyne in the U.S., and international launches of Estalis and Estradot by Novartis. The methylphenidate patch would not likely be launched until 2003."

Noven's once-daily methylphenidate patch is indicated for the treatment of ADHD. The patch is expected to offer the safety and efficacy of immediate release oral methylphenidate products, while eliminating in-school dosing, minimizing drug abuse potential, and providing physicians and parents with the ultimate in dosing flexibility and control.

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ANALYST CONFERENCE CALL

A telephone conference among management and equity analysts relating to Noven's methylphenidate patch and CombiPatch announcements will be broadcast live via the Internet at www.noven.com beginning at 10:00 a.m. Eastern time this morning, April 2. Thereafter, a rebroadcast of the call will be accessible at the same web site. For those without Internet access, a taped replay of the conference call will be available by telephone from April 2 at 1:30 p.m. until April 4 by calling 800-475-6701 (from within the U.S.) or 320-365-3844 (from outside the U.S.) and entering the access code 580459.


ABOUT NOVEN

Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, is a leader in the development of transdermal and transmucosal drug delivery technologies and products. Together with Novartis Pharmaceuticals, Noven owns a women's health products company called Novogyne Pharmaceuticals. Noven's existing products include advanced estrogen transdermal delivery systems (including Vivelle-Dot(TM), licensed to Novogyne, and Estradot(TM), licensed to Novartis) and combination estrogen/progestin transdermal delivery systems (including CombiPatch(TM), licensed to Novogyne, and Estalis(R), licensed to Novartis). With a range of additional products in development, Noven is committed to becoming the world's premier developer, manufacturer and marketer of transdermal and transmucosal drug delivery systems. For additional information on Noven, visit the company's web site at www.noven.com.

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Forward looking statements contained in this release are qualified by and subject to the risks and uncertainties specified in Noven's most recent filings with the Securities and Exchange Commission, as well as the risk that a complete analysis of the Phase III study will indicate that further studies are not advisable or would be futile, that an NDA for the methylphenidate patch may be delayed for more than twelve months or may never be filed, that any additional studies performed by Noven will require Noven to expend additional funds and may adversely affect Noven's financial results, that if additional studies are completed and an NDA is filed, Noven may not receive FDA approval for the product or successfully commercialize it, that CombiPatch sales may not increase in the U.S., and that Novartis may not launch or successfully commercialize Estradot or Estalis in any particular country.

INVESTOR & MEDIA CONTACT:

Joseph C. Jones
Vice President, Corporate Affairs
Noven Pharmaceuticals, Inc.
(305) 253-1916